ARTICLES OF INCORPORATION

OF

J-KAN, INC.

The undersigned, being one or more natural persons of the age of twenty-one (21) years or more, acting as incorporator or incorporators of a corporation under the Arkansas Business Corporation Act, adopted the following Articles of Incorporation for such corporation:

1.

The name of the corporation is J-Kan, Inc.

2.

The period of its duration is perpetual.

3.

The purpose or purposes for which the corporation is organized is or are:

(a)

To engage generally in the business of food services and related operations; to conduct and carry on said business and all other things necessary and desirable in connection with the operation of said business; to undertake and carry on any business transaction or operation commonly undertaken or carried on by said business and, generally, to institute, enter into, assist, promote, and participate in any such business or operation.

(b)

To manufacture, purchase, or otherwise acquire, own, mortgage, pledge, sell, assign, and transfer or otherwise dispose of, to invest, trade, deal in and deal with goods, wares, and merchandise and real and personal property of every class and description.

(c)

To do all and everything necessary, suitable, or proper for the accomplishment of any of the purposes, the attainment of any of the objects or the furtherance of any of the powers hereinabove set forth, either alone or in connection with other corporations, firms, or individuals and either as principals or agents, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid objects, purposes, or powers of any of them.

4.

The aggregate number of shares which the corporation shall have authority to issue is 4,000 shares of capital stock with no par value.

5.

The amount of capital with which this corporation will begin business is $500.00. This corporation will not transact any business until there has been paid in for the issuance of shares consideration of the value of at least $500.00.

6.

There is no provision limiting or denying to shareholders the pre-emptive right to acquire additional or treasury shares.

7.

The internal affairs of this corporation shall be regulated by the Board of Directors. The number of directors constituting the initial Board of Directors is one. They will serve as directors until successors are elected and qualified. That should there become more than one shareholder, additional directors equal to the number of shareholders of record, not to exceed a maximum of three, will be elected at the next annual meeting following the time when the shares become owned of record by more than one or two shareholders.

Any director individually, or any firm of which any director is a partner, or any corporation of which any director may be an officer, director, employee, or holder of any amount of its capital stock may be a party to or may be interested in any contract or transaction of the corporation,   and in the absence of actual fraud, no such contract or other transaction shall be thereby affected, impeached, or invalidated.

No director shall be liable to account to the corporation for any profit realized by him from or through any such transaction for any profit realized by him from or through any such transaction or contract of the corporation by reason of his interest in such transaction or contract, provided that such contract or transaction shall be approved or ratified by the affirmative vote of directors who are not so interested constituting a majority of a quorum of directors present at a meeting of the Board of Directors of the corporation having authority in the premises.

Directors interested in any contracts or transactions of the types described in the foregoing paragraph may be counted when present at meetings of the Board of Directors or any committee for the purpose of determining the existence of a quorum to consider and over and upon any such contract or transaction. Any director whose interest in any such contract or transaction arises solely by reason of the fact that he is a stockholder, officer, director, or creditor of such other company shall be deemed not interested in such contract or other transaction under any of the provisions of this Article, nor shall any such contract or transaction be voided or voidable, nor shall any such directors be liable to account because of such interest.

No contract or other transaction between the corporation and any other corporation or firm which provides for the purchase and sale of securities or other property or for any other action upon terms not less favorable to the corporation than those offered to others shall in any case be void or voidable because of the fact that the directors of the corporation are directors of such corporation or partners in such firm, nor shall any directors be deemed interested in such contract or other transactions under any of the provisions of this Article, nor shall any such directors be liable to account because of such interest.

The corporation shall indemnify every director or officer, his heirs, executors, and administrators against expenses reasonably incurred by him in connection with any action, suit, or proceeding to which he may be a party by reason of his being or having been a director or officer of the corporation or, at his request, of any other corporation of which he is a stockholder or creditor and from which he is not entitled to be indemnified, except in relation to matters as to which he shall be fully adjudged in such action, suit, or proceeding to be liable for negligence or misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled.

The directors of this corporation shall have authority to adopt, alter, or repeal bylaws of the corporation to the extent permitted by law, unless the shareholders, by appropriate action, specifically limit this authority.

8.

The address of the initial registered office of this corporation is 3301 Southview Drive, Fort Smith, Arkansas 12903, and the name of its initial registered agent at such address is Jerry W. Neel, Jr.

9.

The name and address of each incorporator is:

Jerry W. Neel, Jr.

3301 Southview Drive

Fort Smith. AR 72903

10.

The president and secretary of the corporation shall have the authority on behalf of the corporation to enter into any contract between the corporation and all of its shareholders (a) imposing restrictions in the future transfer (whether inter vivos, by inheritance or testamentary gift), hypothecation, or other disposition of its shares: (b) granting purchase options to the corporation or its shareholders; or (c) requiring the corporation or its shareholders to purchase such shares upon stated contingencies. In addition, any and all of such restrictions, options, or requirements may be imposed on all shares of the corporation, issued and unissued, upon the unanimous resolution of the Board of Directors and the consent of all stockholders as of the date of the Board's resolution.

IN WITNESS WHEREOF, the incorporator or incorporators have hereunto set our hands this 3rd day of September, 1998.

INCORPORATOR:

/S/JERRY W. NEEL, JR.

Jerry W. Neel, Jr.

Subscribed and sworn to before me this 3rd day of September, 1998.

/s/FBG

Notary Public

My commission expires:

Feb. 16, 2003.